UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 14, 2019

Aceto Corporation

(Exact Name of Registrant as Specified in its Charter)

New York	001-38733	11-1720520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Tri Harbor Court, Port Washington, NY 11050

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (516) 627-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 14, 2019, Aceto Corporation, a New York corporation (the “Company”), and certain of its U.S. subsidiaries (together with the Company, the “Sellers”) entered into an Amended and Restated Asset Purchase Agreement (the “A&R Asset Purchase Agreement”) with NMC Atlas, L.P., a Delaware limited partnership (the “Buyer”) and an affiliate of New Mountain Capital, L.L.C., which amended and restated in its entirety that certain Asset Purchase Agreement, dated February 18, 2019 (the “Original Asset Purchase Agreement”), by and among the Sellers and the Buyer. Under the A&R Asset Purchase Agreement, the Buyer agreed to acquire substantially all of the assets (the “Purchased Assets”) and assume certain liabilities of the Nutritional Business Sub Segment, Performance Chemicals Segment and Pharmaceutical Ingredients Segment of the Company’s business (collectively, the “Chemical Plus Business”) for gross proceeds of approximately $411 million, consisting of $391.4 million in cash and the assumption of certain liabilities, and subject to certain adjustments for net current assets at closing (as set forth in the A&R Asset Purchase Agreement), subject to approval of the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”).

On March 15, 2019, the Bankruptcy Court entered an order approving the bidding procedures proposed by the Company, pursuant to which the Company was authorized to conduct an auction (the “Auction”) for the sale of substantially all of the assets of the Company’s Chemicals Plus Business under Section 363 of the United States Bankruptcy Code (the “Bidding Procedures”). The Bidding Procedures provided that the terms of the Original Asset Purchase Agreement would serve as a “stalking horse agreement” for evaluating higher or better offers for the Chemical Plus Business.

After receiving a qualified offer from another bidder, LBB Specialties Intermediate Holding Company LLC, a Delaware limited liability company (“LBB”), reflecting higher and/or otherwise better terms than the Original Asset Purchase Agreement, the Auction was held on April 12, 2019. At the Auction, and in accordance with the Bidding Procedures, the Company selected the Buyer’s final bid as the highest or otherwise best offer to acquire the Purchased Assets. Such final bid is reflected in the terms of the A&R Asset Purchase Agreement. At the Auction, the Company also selected LBB, the bidder with the next highest or otherwise best bid, as the backup bidder pursuant to the Bidding Procedures.

The Sellers and the Buyer have made customary representations, warranties and covenants in the A&R Asset Purchase Agreement. The closing of the transactions contemplated by the A&R Asset Purchase Agreement is subject to the satisfaction or waiver of a number of closing conditions, including the receipt of customary regulatory approvals and the entry of a sale order by the Bankruptcy Court approving the sale as provided in the A&R Asset Purchase Agreement. The closing is expected to take place on or about April 29, 2019.

The foregoing description of the A&R Asset Purchase Agreement and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the A&R Asset Purchase Agreement which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01.	Other Events.

On April 15, 2019, the Company issued a press release regarding the information in Item 1.01 above. The press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Nos.	Description

10.1	A&R Asset Purchase Agreement, dated as of April 14, 2019, by and among Aceto Corporation, Aceto Agricultural Chemicals Corporation, Aceto Realty LLC and NMC Atlas, L.P.

99.1	Press Release, dated April 15, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ACETO CORPORATION

Date: April 15, 2019	By:	/s/ William C. Kennally, III
William C. Kennally, III
President and CEO